Exhibit 10.55
Amendment No. 1 to Employment Agreement
     This Amendment No. 1 to the Employment Agreement (as defined below) (the “Amendment”), is made this 23rd day of December, 2008 between Idenix Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of Delaware (together with its successors and assigns, the “Company”) and Dr. Jean-Pierre Sommadossi, a resident of the Commonwealth of Massachusetts, and the Company’s Chairman, President and Chief Executive Officer (the “Employee”).
     WHEREAS, the Company and the Employee are parties to that certain Employment Agreement, dated May 6, 2003 (the “Employment Agreement”), and
     WHEREAS, the Company and the Employee wish to amend the Employment Agreement as a result of the implementation of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the guidance issued thereunder (“Section 409A”) and furthermore to ensure that the Employment Agreement is compliant with Section 409A.
     NOW THEREFORE, in consideration of the mutual covenants and representations contained herein, the Company and the Employee (individually, a “Party” and, together, the “Parties”) hereto agree as follows:
1.	The following section shall be inserted immediately after Section 17 of the Agreement:
“18. PAYMENTS SUBJECT TO SECTION 409A.
Any severance payments or benefits under this Agreement shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Employee’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement:
     a. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
     b. If, as of the date of Employee’s “separation from service” from the Company, the Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
     c. If, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then:
           i. Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral

Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of the Employee’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
           ii. Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph c(i) above and that would, absent this subsection, be paid within the six-month period following the Employee’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the taxable year in which the separation from service occurs.
     d. The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation § 1.409A-1(h). Solely for purposes of this paragraph d, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
     e. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
     f. Notwithstanding anything herein to the contrary, the Company shall have no liability to the Employee or to any other person if the payments and benefits provided hereunder that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.”
2.	All other terms and conditions of the Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above and this Amendment shall be effective and binding on the Parties from such date.

IDENIX PHARMACEUTICALS, INC.
/s/ John F. Weidenbruch
John F. Weidenbruch
Executive Vice President, General Counsel

EMPLOYEE
/s/Jean-Pierre Sommadossi
Jean-Pierre Sommadossi
Chairman and Chief Executive Officer